FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Commonwealth Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)	Underwriting Members:(8)
6	FID MID CAP STOCK FUND	18-Aug-04	24-Aug-04	Google Inc	19,605,052	$1,666,429,420	$85.00	269,000	$22,865,000	MORGAN STANLEY AND CO INC	CFSB
6	FID MID CAP STOCK FUND	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	13,400	$187,600	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.	Wedbush Morgan Securities Inc.
5	FIDELITY SMALL CAP STOCK FUND	15-Jul-04	21-Jul-04	Greenfield Online Inc	5,000,000	$65,000,000	$13.00	2,000	$26,000	PIPER JAFFRAY AND CO	Lehman Brothers	Friedman Billings Ramsey	Piper Jaffray
5	FIDELITY SMALL CAP STOCK FUND	15-Jul-04	21-Jul-04	Greenfield Online Inc	5,000,000	$65,000,000	$13.00	15,600	$202,800	LEHMAN BROS INC	Lehman Brothers	Friedman Billings Ramsey	Piper Jaffray
5	FIDELITY SMALL CAP STOCK FUND	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	6,100	$85,400	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.	Wedbush Morgan Securities Inc.